Exhibit 15.1

The Board of Directors and Shareholders

of The McGraw-Hill Companies, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of The McGraw-Hill Companies, Inc. for the registration of debt securities of our reports dated April 25, 2007, July 25, 2007 and October 23, 2007 relating to the unaudited consolidated interim financial statements of The McGraw-Hill Companies, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2005, June 30, 2007 and September 30, 2007, respectively.

/s/ Ernst & Young LLP

New York, New York

October 23, 2007